Exhibit 3.65

CERTIFICATE OF CONVERSION

OF

AMFM TEXAS LICENSES, LP

December 10, 2009

Pursuant to the provisions of Article 10.102 of the Texas Business Organizations Code (the “TBOC”), AMFM Texas Licenses, LP, a Delaware limited partnership (the “Partnership”), certifies the following Certificate of Conversion (the “Certificate”) for the purpose of effecting a conversion of the Partnership into a Texas limited liability company in accordance with the TBOC:

ARTICLE I

The name of the converting entity is AMFM Texas Licenses, LP, a Delaware limited partnership. The name of the converted entity is AMFM Texas Licenses, LLC, a Texas limited liability company.

ARTICLE II

A plan of conversion has been approved. Pursuant to the plan of conversion, the Partnership shall be converted into AMFM Texas Licenses, LLC (the “LLC”), a limited liability formed under the laws of the State of Texas, the “Converted Entity.” Partnership is continuing its existence in the organizational form of the Converted Entity.

ARTICLE III

An executed copy of the plan of conversion is on file at the principal place of business of the Partnership, 200 E. Basse Road, San Antonio, Texas 78209, and an executed plan of conversion will be on file, from and after the conversion, at the principal place of business of the LLC, 200 E. Basse Road, San Antonio, Texas 78209.

ARTICLE IV

A copy of the plan of conversion will be furnished by the Partnership (prior to the conversion) or the LLC (after the conversion), on written request and without cost, to any partner of the Partnership or member of the LLC.

ARTICLE V

The approval of the plan of conversion was duly authorized by all action required by the laws under which the Partnership was organized and by its constituent documents.

ARTICLE VI

The LLC is responsible for the payment of all fees and franchise taxes of the converting entity.

ARTICLE VII

The Certificate of Formation of the LLC is attached hereto as Exhibit A.

ARTICLE VIII

This Certificate becomes effective at a later time, which is not more than ninety (90) days from the date of signing. The delayed effective time is 10:58 p.m., Central Standard Time, (11:58 p.m., Eastern Standard Time) December 31, 2009.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed on the 10 day of December, 2009.

AMFM TEXAS LICENSES, LP

By:	AMFM Shamrock Texas, Inc.,
its general partner

By:	/s/ Scott T. Bick
Scott T. Bick, Vice President/Corporate Tax

[SIGNATURE PAGE TO

CERTIFICATE OF CONVERSION OF

AMFM TEXAS LICENSES, LP]

EXHIBIT A

CERTIFICATE OF FORMATION

CERTIFICATE OF FORMATION

OF

AMFM TEXAS LICENSES, LLC

THE UNDERSIGNED, acting as the organizer of a limited liability company under and in accordance with the Business Organizations Code of the Stale of Texas (the “TBOC”), hereby adopts the following Certificate of Formation (this “Certificate”).

ARTICLE ONE

ENTITY NAME AND TYPE

The name of the entity is AMFM Texas Licenses, LLC (the “Company”). The entity is a limited liability company.

ARTICLE TWO

REGISTERED AGENT AND REGISTERED OFFICE

The initial registered agent is an organization by the name of Corporation Service Company, which business address is set forth below:

NAME	ADDRESS

Corporation Service Company	701 Brazos Street, Suite 1050
Austin, Texas 78701

ARTICLE THREE

GOVERNING AUTHORITY

The Company will initially have managers. The name and address of each initial manager are set forth below:

NAME	ADDRESS

Mark P. Mays	200 E. Basse Road
San Antonio, Texas 78209

Randall T. Mays	200 E. Basse Road
San Antonio, Texas 78209

ARTICLE FOUR

PURPOSE

The purpose for which the Company is organized is the transaction of any or all lawful business for which a limited liability company may be formed under the TBOC, except as may be limited in the company agreement (the “Company Agreement”) that shall govern the regulation and management of the affairs of the Company.

ARTICLE FIVE

INDEMNIFICATION

The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company, or by any member) by reason of the fact that he or she is or was a manager of the Company or is or was serving at the request of the Company as a manager, or officer, by virtue of acts performed by such person or omitted to be performed by such person, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or it in connection with such action, suit or proceeding, and the Company shall reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating, defending or preparing to defend against any such action, suit or proceeding; provided,, however, that the Company shall not be liable to any such person to the extent that in the final judgment of a court of competent jurisdiction such claim is found to arise from such person’s breach of his fiduciary duties, and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The right to indemnification under this Article Five shall be a contract right and shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under the Company Agreement or any law, agreement, vote of members or disinterested managers or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

ARTICLE SIX

COMPANY AGREEMENT

The initial members or managers of the Company shall adopt the Company Agreement, provided, however, that the failure to adopt the Company Agreement prior to the date on which the Secretary, of the State of Texas issues a Certificate of Formation shall not affect the Company’s commencement of existence on such date. The Company Agreement shall provide for all the terms and conditions for the regulation and management of the affairs of the Company not inconsistent with applicable law or with this Certificate of Formation. The power to adopt, alter, amend or repeal the Company Agreement shall be vested in the members of the Company unless vested in whole or part in the managers of the Company by the Company Agreement.

ARTICLE SEVEN

FORMATION PURSUANT TO CONVERSION

The Company is formed under a plan of conversion. The following information relates to the converting entity:

Name:	AMFM Texas Licenses, LP
Address:	200 E. Basse Road, San Antonio, Texas 78209
Date of formation:	5/28/1993
Prior form of organization:	Limited Partnership
Jurisdiction of organization:	Delaware

ARTICLE EIGHT

ORGANIZER

The name and address of the organizer is as follows:

NAME	ADDRESS

Scott T. Bick	200 E. Basse Road
San Antonio, Texas 78209

This document becomes effective when the document is filed by the Secretary of State of the State of Texas.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be duly executed on the 10 day of December, 2009.

ORGANIZER:

/s/ Scott T. Bick
Scott T. Bick, Organizer

[SIGNATURE PAGE TO

CERTIFICATE OF FORMATION OF

AMFM TEXAS LICENSES, LLC]